                          Archibald Candy Corporation,
                                  as Mortgagor


                                       TO


                              The Bank of New York,
                                  as Mortgagee

--------------------------------------------------------------------------------

             MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND
                  RENTS, FIXTURE FILING AND FINANCING STATEMENT

--------------------------------------------------------------------------------

Dated:  As of July 2, 1997

Location: Chicago, Illinois

                              Permanent Real Estate
                 Index Number(s):   See Schedule A-1 Attached
                                   ---------------------------

This document prepared by and after recording should be returned to:

     Skadden, Arps, Slate, Meagher & Flom
     333 West Wacker Drive, Suite 2100
     Chicago, Illinois  60606
     Attention: Andrew M. Strasser

--------------------------------------------------------------------------------

                THIS MORTGAGE SECURES FUTURE ADVANCES AND FUTURE
               OBLIGATIONS AT ANY TIME OUTSTANDING UP TO A MAXIMUM
                        PRINCIPAL AMOUNT OF $100,000,000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

GRANTING CLAUSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE I.     REPRESENTATIONS AND COVENANTS
               OF MORTGAGOR

     SECTION 1.01.  Covenant of Title. . . . . . . . . . . . . . . . . . .     7
     SECTION 1.02.  Further Assurances . . . . . . . . . . . . . . . . . .     7
     SECTION 1.03.  Payment of Indebtedness. . . . . . . . . . . . . . . .     8
     SECTION 1.04.  Mortgagor's Existence. . . . . . . . . . . . . . . . .     8
     SECTION 1.05.  Additional Property. . . . . . . . . . . . . . . . . .     9
     SECTION 1.06.  Payment of Impositions and
                         Insurance . . . . . . . . . . . . . . . . . . . .     9
     SECTION 1.07.  Insurance. . . . . . . . . . . . . . . . . . . . . . .    11
     SECTION 1.08.  Damage or Destruction;
                         Insurance Proceeds. . . . . . . . . . . . . . . .    13
     SECTION 1.09.  Condemnation . . . . . . . . . . . . . . . . . . . . .    16
     SECTION 1.10.  Condition of Premises;
                         Compliance with Laws;
                         Restrictive Covenants . . . . . . . . . . . . . .    16
     SECTION 1.11.   Assignment of Leases,
                         Rents, Issues and Profits . . . . . . . . . . . .   19
     SECTION 1.12.  No Prior Sale. . . . . . . . . . . . . . . . . . . . .    19
     SECTION 1.13.  Hazardous Material . . . . . . . . . . . . . . . . . .    19
     SECTION 1.14.  Permitted Transfers. . . . . . . . . . . . . . . . . .    20

ARTICLE II.    EVENTS OF DEFAULT; REMEDIES

     SECTION 2.01.  Events of Default. . . . . . . . . . . . . . . . . . .    20
     SECTION 2.02.  Mortgagee's Remedies . . . . . . . . . . . . . . . . .    21
     SECTION 2.03.  Proceeds . . . . . . . . . . . . . . . . . . . . . . .    23
     SECTION 2.04.  Payment of Mortgagor's
                         Expenses after Default. . . . . . . . . . . . . .    24
     SECTION 2.05.  Receivers. . . . . . . . . . . . . . . . . . . . . . .    25
     SECTION 2.06.  Election of Remedies . . . . . . . . . . . . . . . . .    25
     SECTION 2.07.  Waiver by Mortgagor. . . . . . . . . . . . . . . . . .    26
     SECTION 2.08.  Fair Rental. . . . . . . . . . . . . . . . . . . . . .    26
     SECTION 2.09.  Modification of Collateral
                         Agreements. . . . . . . . . . . . . . . . . . . .    28
     SECTION 2.10.  Costs of Litigation and
                         Collection. . . . . . . . . . . . . . . . . . . .    27
     SECTION 2.11.  Security Agreement . . . . . . . . . . . . . . . . . .    28

     SECTION 2.12.  Suits without Acceleration . . . . . . . . . . . . . .    28
     SECTION 2.13.  Report of Title. . . . . . . . . . . . . . . . . . . .    28
     SECTION 2.14.  Additional Rights of
                         Mortgagees. . . . . . . . . . . . . . . . . . . .    29

ARTICLE III.   ADDITIONAL PROVISIONS

     SECTION 3.01.  Business Purpose . . . . . . . . . . . . . . . . . . .    29
     SECTION 3.02.  Tender of Payment. . . . . . . . . . . . . . . . . . .    29
     SECTION 3.03.  Books, Records, Accounts and
                         Reports . . . . . . . . . . . . . . . . . . . . .    29
     SECTION 3.04.  Inspection by Mortgagee. . . . . . . . . . . . . . . .    30
     SECTION 3.05.  Estoppel Certificates. . . . . . . . . . . . . . . . .    30
     SECTION 3.06.  No Waivers; Approvals. . . . . . . . . . . . . . . . .    31
     SECTION 3.07.  Indemnification. . . . . . . . . . . . . . . . . . . .    32
     SECTION 3.08.  Lien Unaffected by Modifica-
                         tions of Bonds  . . . . . . . . . . . . . . . . .    32
     SECTION 3.09.  Authority. . . . . . . . . . . . . . . . . . . . . . .    33
     SECTION 3.10.  Waiver of Notice . . . . . . . . . . . . . . . . . . .    33
     SECTION 3.11.  No Extensions of Time. . . . . . . . . . . . . . . . .    33
     SECTION 3.12.  Information. . . . . . . . . . . . . . . . . . . . . .    33
     SECTION 3.13.  Invalidity of Certain
                         Provisions. . . . . . . . . . . . . . . . . . . .    33
     SECTION 3.14.  Non-Usury. . . . . . . . . . . . . . . . . . . . . . .    34
     SECTION 3.15.  Notices. . . . . . . . . . . . . . . . . . . . . . . .    34
     SECTION 3.16.  Construction . . . . . . . . . . . . . . . . . . . . .    36
     SECTION 3.17.  No Joint Venture . . . . . . . . . . . . . . . . . . .    36
     SECTION 3.18.  Miscellaneous Provisions . . . . . . . . . . . . . . .    36
     SECTION 3.19.  Successors and Assigns . . . . . . . . . . . . . . . .    37
     SECTION 3.20.  Release of Lien. . . . . . . . . . . . . . . . . . . .    37
     SECTION 3.21.  Negotiated Document. . . . . . . . . . . . . . . . . .    38
     SECTION 3.22.  No Recourse Against Others . . . . . . . . . . . . . .    38

NOTARIAL ACKNOWLEDGEMENTS
SCHEDULE A     Description of Premises
SCHEDULE A-1   Permanent Index Numbers
SCHEDULE B     Permitted Exceptions

          THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, FIXTURE FILING AND FINANCING STATEMENT ("MORTGAGE"), made as of July 2, 1997, between ARCHIBALD CANDY CORPORATION, ("MORTGAGOR"), and THE BANK OF NEW YORK, as trustee for the benefit of the holders of the Notes (as hereinafter defined) ("MORTGAGEE").

          WHEREAS, the Mortgagor and Mortgagee have entered into that certain Indenture dated as of July 2, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE") pursuant to which, among other things, the Mortgagor has issued its 10 1/4% Senior Secured Notes due July 1, 2004 (the "Notes"); and

          WHEREAS, execution of this Mortgage is a condition precedent to the closing of the Indenture.

          NOW, THEREFORE, in order to secure to Mortgagee (a) the repayment of the indebtedness evidenced by the Notes with interest thereon and all other obligations under the Indenture, together with all renewals, extensions and modifications thereof; (b) the payment of all other sums with interest thereon advanced in accordance herewith to protect the security of this Mortgage; and
(c) the performance of the covenants and agreements of Mortgagor herein contained and contained in the Indenture, the Notes and the other Loan Documents (collectively the "INDEBTEDNESS") Mortgagor agrees as follows:

                               CERTAIN DEFINITIONS

          The following terms shall have the following meanings, such definitions to be applicable equally to the singular and the plural forms of such terms.

          "BUSINESS DAY" has the meaning set forth in the Indenture.

          "CHATTELS" means all fixtures, fittings, appliances, apparatus, equipment, supplies, building materials and machinery (and additions thereto and replacements thereof) now or hereafter owned by Mortgagor, or in which Mortgagor has or shall have any interest, that are not Improvements (as hereinafter defined) and that (i) are now or at any time hereafter affixed to or attached to, the Premises (as hereinafter defined) for so long as so affixed or attached.

          "DEFAULT RATE" means 10 1/4% per annum.

          "ENTITY" means any individual, partnership, corporation, trust or other entity.

          "ENVIRONMENTAL LAWS" means any and all Requirements of Law (as hereinafter defined) regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined), as may now or at any time hereinafter be in effect.

          "EVENT OF DEFAULT" means any of the events and circumstances described as such in Section 2.01 hereof.

          "GOVERNMENTAL AUTHORITY" means any court, governmental, administrative, regulatory, adjudicatory, or arbitrational body, department, commission, board, bureau, agency or instrumentality of any kind properly exercising jurisdiction over the Mortgaged Property (as hereinafter defined), or whose consent or approval is required as a prerequisite to the use, operation or occupancy of the Mortgaged Property, or to the performance of any act or obligation or the observance of any agreement, provision or condition of whatsoever nature herein contained.

          "HAZARDOUS MATERIAL" means (a) pollutants, contaminants, toxic or hazardous wastes, or any other substances the removal of which is required, or the manufacture, use, maintenance, storage, ownership or handling of which is restricted, prohibited, regulated or penalized by any Requirement of Law now or at any time hereunder in effect, including, without limitation, any waste, substance or material that exhibits any of the characteristics enumerated in 40 C.F.R. Sections 261.20-261.24, inclusive, or any extremely hazardous substances listed under Section 302 of the Superfund Amendment and Reauthorization Act of 1986 ("SARA") that are present in threshold planning or reportage quantities as defined under SARA, or any toxic or hazardous chemical substances that are present in quantities that exceed exposure standards as those terms are defined under Sections 6 and 8 of the Occupational Safety and Health Act and 29 C.F.R.
Part 1910
subpart 2, and (b) any asbestos or asbestos-containing substances in quality or in quantity in violation of applicable Environmental Laws. Notwithstanding the foregoing, the term "Hazardous Material" shall not include chemicals routinely used in office areas or janitorial supplies, cleaning fluids or chemicals necessary for the day-to-day operation or maintenance of the Mortgaged Property; provided that such chemicals and cleaning fluids are used, stored and disposed of in compliance with all Requirements of Law applicable to the Mortgagor or the Mortgaged Property. All reference to statutes in this definition shall be deemed to refer to such statutes as same may be amended from time to time, and to include any statute superseding or supplementing any such statute.

          "IMPROVEMENTS" means all structures or buildings and replacements thereof, now or hereafter erected or located at the Premises, including, without limitation, all equipment, apparatus, machinery and fixtures of every kind and nature whatsoever forming part of said structures or buildings.

          "INSURANCE CERTIFICATES" means certificates of insurance confirming that insurance policies meeting the requirements of this Mortgage are in effect, which certificates shall (a) list the types and amounts of coverage evidenced thereby, and (b) have all exclusions and exclusionary endorsements with respect to the coverage evidenced thereby appended thereto.

          "LOAN" means the indebtedness evidenced by the Notes.

          "LOAN DOCUMENTS" means this Mortgage, the Indenture, the Notes, that certain Mortgage, Security Agreement and Financing Statement dated of even date herewith granted by Mortgagor in favor of Mortgagee encumbering that certain warehouse facility owned by Mortgagor, and located in Bucks County, Pennsylvania and any and all other security given by or on behalf of Mortgagor to Mortgagee from time to time to evidence or secure the Indebtedness and any and all other documents which may hereafter be given by Mortgagor to Mortgagee as further security for, or in connection with, the Loan. References to the Loan Documents or to any particular Loan Document shall be deemed references to such document as the same may be renewed, modified, consolidated, replaced and/or restated from time to time in accordance with the provisions of the Loan Documents; provided, however, that this sentence shall not be construed to permit any renewal, modification, consolidation, replacement and/or restatement that is prohibited by or inconsistent with the provisions of this Mortgage or any other document to which Mortgagee is a party, unless consented to by Mortgagee.

          "MORTGAGE" means this Mortgage, Security Agreement and Financing Statement.

          "MORTGAGED PROPERTY" has the meaning ascribed to such term in the Granting Clause hereof.

          "MORTGAGEE" means The Bank of New York, as trustee under the Indenture, and its successors and assigns, as said Indenture may be modified and/or amended.

          "NOTES" has the meaning ascribed to such term in the recitals hereof.

          "PERMITTED EXCEPTIONS" has the meaning ascribed to such term in
Section 1.01 hereof.

          "PERMITTED TRANSFER" has the meaning ascribed to such term in Section
1.14 hereof.

          "REQUIREMENTS OF LAW" means as to any Entity, any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Entity or any of its property or to which such Entity or any of its property is subject; and, as to the Mortgaged Property, any applicable laws, statutes, codes, treaties, permits, decrees, ordinances, orders, rules, regulations or requirements of any Governmental Authority, including, without limitation, any applicable environmental, ecological, zoning, landmark, subdivision, building, use and land use laws, codes, statutes and regulations and any applicable covenants and restrictions.

          "TRANSFER" means any (i) assignment, sale or other transfer of the Mortgaged Property or any part thereof or any interest therein (including, without limitation, any "air" or development rights but excluding any such assignment, sale or other transfer in connection with a taking by eminent domain or a transfer in lieu thereof) either voluntarily or involuntarily, by operation of law or otherwise, or (ii) lease or sublease entered into by Mortgagor of all or substantially all of the space in the Improvements, in a single or successive transactions to any single lessee or related lessees.

                                 GRANTING CLAUSE

          In order to secure the payment of the Indebtedness and the performance and observance of all of the provisions of this Mortgage, the Notes and the other Loan Documents, Mortgagor does by these presents hereby mortgage, grant, remise, release, alien, convey and assign unto Mortgagee, its successors and assigns, all of Mortgagor's estate, right, title and interest in, to and under the property described on Exhibit A hereto (the "Premises") and any and all of the following described property (collectively, the "MORTGAGED PROPERTY") whether now owned or held or hereafter acquired:

     (a) all buildings, improvements, and tenements now or hereafter erected on the Premises, and all heretofore or hereafter vacated alleys and streets abutting the Premises; and

     (b) all easements, rights of way, rights, appurtenances, rents, issues, profits, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the Premises; and

     (c) all fixtures, machinery, equipment, engines, boilers, incinerators, building materials and appliances of every nature whatsoever now or hereafter located in, or on, or used, or intended to be used in connection with the Premises, including, but not limited to, those for the purposes of supplying or distributing heating, cooling, electricity, gas, water, air and light; and

     (d) all elevators, and related machinery and equipment, fire prevention and extinguishing apparatus, security and access control apparatus, plumbing, bathtubs, water heaters, water closets, sinks, ranges, stoves, refrigerators, dishwashers, disposals, washers, dryers, awnings, storm windows, storm doors, screens, blinds,

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shades, curtains and curtain rods, mirrors, cabinets, paneling, rugs, attached floor coverings, furniture, fixtures, equipment used in connection with the Premises; and

     (e)  [Intentionally omitted.]

     (f) all leasehold estates, right, title and interest of Mortgagor in and to all ground leases, leases, subleases covering the Premises or any portion thereof now or hereafter existing or entered into (herein "LEASES") and all right, title and interest of Mortgagor thereunder, including without limitation all guaranties thereof, all cash, security deposits, advance rentals, and all deposits or payments of a similar nature relating to such Leases; and

     (g) all right, title and interest of Mortgagor into and under all plans, specifications, maps, surveys, studies, reports, permits, licenses or any other governmental approval or payment, architectural, engineering and construction contracts, books, accounts, insurance policies, title insurance policies and other documents of whatever kind or character, relating to the use, construction, occupancy, leasing, sale or operation of the Premises; and

     (h) all interests, estates or other claims or demands, in law and in equity which Mortgagor now has or may hereafter acquire, in the Premises and all estate, interest, right, title, other claim or demand, both in law and in equity including claims or demands with respect to proceeds of insurance relating thereto, which Mortgagor now has or may hereafter acquire in the Premises, or any other portion thereof or interest therein; and

     (i) all awards made for the taking by eminent domain or by any proceeding or purchase in lieu thereof of the whole or any part of the Premises, including without limitation, any award resulting from a change of any streets (whether as to grade accession otherwise) and any award for severance damages all of which, including all appurtenances, replacements, betterments, renewals, substitutions and additions thereto, shall be deemed to be and remain a part of the real property covered by this Mortgage.

          TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, its successors and assigns (as are permitted in accordance with the terms of the Notes) forever, for the purposes and uses herein set forth.

                                    ARTICLE I

                   REPRESENTATIONS AND COVENANTS OF MORTGAGOR

          Mortgagor represents and covenants to and for the benefit of Mortgagee as follows:

          SECTION 1.01. COVENANT OF TITLE. Mortgagor is the owner of fee simple title to the Mortgaged Property, subject to no lien, charge or encumbrance except for Permitted Liens (as defined in the Indenture) and as listed on SCHEDULE B attached hereto and made a part hereof (the "PERMITTED EXCEPTIONS"); and this Mortgage is and shall remain a valid first mortgage lien on the Mortgaged Property subject only to the Permitted Exceptions. Mortgagor has full corporate power and lawful authority to mortgage the Mortgaged Property in the manner and form herein done, and to perform all of its obligations hereunder. Mortgagor shall preserve such title, and shall forever defend such title and the validity and priority of the lien hereof against the claims of all persons and parties except as aforesaid.

          SECTION 1.02. FURTHER ASSURANCES. (a) Mortgagor shall, at its sole cost and expense, perform such further acts, and execute, acknowledge and/or deliver all such further deeds, conveyances, mortgages, assignments, estoppel certificates, financing statements, notices of assignment, subordinations, transfers, assurances and other documents and instruments as Mortgagee shall from time to time require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee of any and all of the property and rights hereby conveyed or assigned, or that Mortgagor may be bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage. Upon demand from time to time, Mortgagor shall execute and deliver, and hereby authorizes Mortgagee to execute and file in Mortgagor's name, one or more financing statements, chattel mortgages or comparable security instruments, to evidence more effectively the lien of this Mortgage upon the Chattels.

          (b) From and after the execution and delivery of this Mortgage, Mortgagor shall cooperate with Mortgagee in causing this Mortgage, all related financing statements, and any other instrument creating a lien or evidencing the lien of this Mortgage, to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully perfect and protect the lien of this Mortgage upon, and the interest of Mortgagee in, the Mortgaged Property.

          (c) Mortgagor shall promptly pay, whenever imposed, all filing, registration or recording fees, and all expenses incident to the execution and delivery of this Mortgage, any security instrument with respect to the Mortgaged Property, and any other instrument relating to the Indebtedness, and all federal, state, county and municipal recording taxes, stamp taxes and similar other taxes, duties, imposts, assessments and charges arising out of the execution and delivery of the Notes, this Mortgage, any of the other Loan Documents, any security instrument with respect to the Mortgaged Property or any other instrument referred to in this Section 1.02 imposed on Mortgagee by reason of its ownership of this Mortgage.

          SECTION 1.03. PAYMENT OF INDEBTEDNESS. Mortgagor shall punctually pay each and every component of the Indebtedness at the time (time being of the essence) and place and in the manner specified hereunder, in the Notes and in the other Loan Documents, all in immediately available lawful money of the United States of America.

          SECTION 1.04. MORTGAGOR'S EXISTENCE. Mortgagor shall, so long as it holds legal title to the Mortgaged Property, and as long as any part of the Indebtedness remains unpaid, do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a business or stock corporation, partnership, trust or other entity under the laws of the state of its formation, and shall at all times during the term of this Mortgage be and remain authorized to do business in the state in which the Mortgaged Property is located.

          SECTION 1.05. ADDITIONAL PROPERTY. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property, hereafter acquired by or released to Mortgagor, or constructed, assembled or placed on the Premises, and, subject to the provisions of Sections 1.08 and 1.09, all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembly, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the granting clause hereof, but at any and all times Mortgagor shall promptly execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably request for the purpose of expressly and specifically subjecting the same to the lien of this Mortgage.

          SECTION 1.06. PAYMENT OF IMPOSITIONS AND INSURANCE. (a) Except as otherwise provided by any of the other Loan Documents and the provisions hereof, Mortgagor, from time to time, shall pay and discharge prior to the date interest or penalties attach, all taxes (whether real or personal) of every kind and nature, all general and special assessments and levies, all permit, inspection and license fees, all water and sewer rents and charges, and all other public charges, whether of a like or different nature, imposed upon or assessed or levied against the Mortgaged Property or any part thereof, or resulting from the leasing, ownership, use or occupancy thereof (all of the foregoing items being referred to herein as "IMPOSITIONS"). Upon written request from Mortgagee, Mortgagor shall deliver to Mortgagee receipts or other reasonably satisfactory documentation evidencing the timely payment of all Impositions. If, by law, any Imposition is payable (or may at the option of the payor be paid) in installments, Mortgagor may pay the same, together with any accrued interest on the unpaid balance of such Imposition, in installments as the same become due and before any fine, penalty, additional interest or cost may be added thereto for the nonpayment of any such installment and/or interest.

          (b) From and after the occurrence of any Event of Default and until a cure of such Event of Default, at the option of Mortgagee (to be exercised by written notice to Mortgagor) and further to secure the Indebtedness and the obligations of Mortgagor hereunder, including the payment of Impositions and the premiums on the insurance required to be carried hereunder, Mortgagor shall deposit with Mortgagee on the first day of each month, such amounts as, in the reasonable estimation of Mortgagee, shall be necessary to pay such Impositions as they become due; said deposits to be held by Mortgagee free of interest, and free of any liens or claims on the part of creditors of Mortgagor and as part of the security of Mortgagee. Subject to Subsection 1.06(c), payment from said sums for current Impositions and insurance premiums on the Premises shall be made by Mortgagee, and may be made even though such payments will benefit subsequent owners of the Premises. Said deposits shall not be, nor deemed to be, trust funds, but may be commingled with the general funds of Mortgagee; provided, however, that such funds shall not be distributed by Mortgagee or disbursed to pay any other sum. If Mortgagee shall reasonably determine that said deposits are or will be insufficient to pay Impositions and insurance premiums in full as the same become payable, Mortgagee shall increase the amount of such monthly deposit by an amount necessary to insure that Mortgagee has on deposit such sums as may be required in order to timely pay such Impositions and insurance premiums in full. Upon the occurrence of any subsequent Event of Default, and prior to any cure thereof, Mortgagee may, at its option, apply any money in the fund resulting from said deposits to the payment of the Indebtedness in such manner as it may elect, and shall give notice of such application to Mortgagor. Under no circumstances shall Mortgagee be liable for failure to make any payment on behalf of Mortgagor, including, without limitation, payments of Impositions or insurance premiums.

          (c) Notwithstanding anything to the contrary contained herein, Mortgagor shall have the right to contest, at its own expense, the amount or validity of any Impositions, interest or penalties thereon, or to seek a reduction in the valuation of the Mortgaged Property (or any part thereof) as assessed for real estate or personal property tax purposes, provided that the foregoing shall not relieve Mortgagor of its obligation to timely pay all Impositions, interest and penalties thereon. Notwithstanding the preceding sentence, Mortgagor may defer the payment of any contested Impositions, interest or penalties provided that (i) such deferral of payment is permitted by applicable law, and (ii) Mortgagor in good faith and at its own expense diligently contests the amount of such Impositions, interest, penalty or valuation (or the validity thereof) by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and/or the sale or the forfeiture of the Mortgaged Property or any part thereof. Mortgagor's obligation, if any, to make deposits pursuant to Subsection 1.06(b) hereof shall not be affected by such deferral or proceeding; provided that Mortgagee shall not apply any amounts so deposited during any deferral period permitted hereunder. If at any time the Mortgaged Property or any part thereof would, in Mortgagee's reasonable judgment, by reason of such deferral or contest, be in imminent danger of being forfeited or lost, Mortgagee may immediately apply the cash or security theretofore deposited with it in payment of the amount so contested and unpaid, together with all interest and penalties thereon and shall give Mortgagor notice five (5) days prior to such application. If at any time Mortgagee reasonably determines that the cash or security deposited with Mortgagee is insufficient to pay all such amounts, Mortgagor shall, within five (5) Business Days after demand, pay such additional amounts as are necessary to cover such deficiency.

          SECTION 1.07. INSURANCE. (a) Mortgagor, at its sole cost and expense, shall keep the Improvements and Chattels insured at all times for the mutual benefit of Mortgagee and Mortgagor, against such risks and in such amounts as are generally maintained by prudent owners of premises in Chicago, Illinois, that are comparable to the Premises.

          (b) Simultaneously with the execution and delivery of this Mortgage, Mortgagor shall deliver to Mortgagee (x) Insurance Certificates evidencing that the insurance required hereunder is in effect, or (y) endorsements with respect to all such policies, together with proof that all premiums due with respect to such policies have been paid in full. Thereafter, at least five (5) days prior to the cancellation date or expiration of any such policy during the term of this Mortgage,

Mortgagor shall deliver to Mortgagee an Insurance Certificate evidencing the extension or renewal of such policy or renewal endorsement therefor, together with proof that all premiums due in connection therewith have been paid in full. All Insurance Certificates and endorsements relating to the insurance required by this Section 1.07 shall be in form reasonably satisfactory to Mortgagee, and shall be issued by companies authorized to do business in the State of Illinois or qualified to write such policies in the State of Illinois and reasonably satisfactory to Mortgagee. All policies of insurance relating to the insurance provided for in Subsection 1.07(a) shall name Mortgagee as a mortgagee pursuant to the standard non-contributory mortgagee clause or its equivalent, and shall provide, subject to Subsection 1.07(c) below, that all losses payable thereunder shall be payable to Mortgagee. For purposes hereof, companies with a Best rating of "A-" or better (or the equivalent rating at any applicable time) shall be deemed satisfactory to Mortgagee.

          (c) Mortgagor shall not agree to any adjustment of any claim with respect to any property damage or casualty insurance relating to the Mortgaged Property without the prior written consent of Mortgagee in each instance; provided, however, that so long as no Event of Default has occurred and has not been cured, Mortgagor shall have the right and the obligation to settle and adjust any claim under such insurance policies without obtaining Mortgagee's prior written consent if the amount of such claim is less than One Million Dollars ($1,000,000.00).

          (d) Each property policy providing coverage required hereunder shall contain a provision, if available on commercially reasonable terms, that no act or omission of Mortgagor or any other named insured shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained for the benefit of Mortgagee and each liability and property insurance policy providing coverage required hereunder shall contain, if available on commercially reasonable terms, an agreement by the insurer that such policy shall not be cancelled for any reason without at least thirty (30) days' prior written notice to Mortgagee, and that the insurer will accept performance by Mortgagee of Mortgagor's obligations under such policy as if performed by Mortgagor.

          (e) Mortgagee shall not be limited, in the proof of any action or claim which Mortgagee may take or make against Mortgagor arising out of or by reason of Mortgagor's failure to provide and keep in force insurance as aforesaid, to the amount of any insurance premium or premiums not paid by Mortgagor and which would have been payable with respect to such insurance. In addition to its other rights hereunder or otherwise, Mortgagee shall be entitled to recover for any such failure to provide and keep the insurance required hereunder in force all damages, costs and expenses suffered or incurred by reason of Mortgagor's failure to provide insurance as aforesaid.

          (f) If at any time Mortgagee is not in receipt of written evidence that all insurance required hereunder is in force and effect, or if at any time Mortgagor shall fail to deliver Insurance Certificates or endorsements evidencing the renewal of insurance policies not later than five (5) days prior to the expiration or cancellation date of each of the insurance policies, Mortgagee shall have the right (but shall have no obligation) to take such action as Mortgagee deems reasonably necessary to protect its interest in the Mortgaged Property, and shall give written notice of such action to Mortgagor, including, without limitation the obtaining of such insurance coverage as Mortgagee in its reasonable discretion deems reasonably appropriate, and all expenses incurred by Mortgagee in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Mortgagor to Mortgagee within five (5) Business Days after written demand is made therefor.

          (g)  [Intentionally omitted.]

          (h) Mortgagor shall not have in force at any time insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Mortgagee is included thereon as an additional insured and loss payee, and is furnished with the applicable Insurance Certificates, as required by this Section 1.07.

          SECTION 1.08. DAMAGE OR DESTRUCTION; INSURANCE PROCEEDS. (a) Mortgagor shall give to Mortgagee written notice of any damage to or destruction of the Improvements or Chattels, or any part thereof, having a reason-ably estimated cost of repair or replacement in excess of One Million Dollars ($1,000,000.00). Such notice shall be given promptly after the occurrence of such damage or destruction. Within a reasonable period of time after the casualty, Mortgagor shall give Mortgagee a reasonable estimate of the cost of repair or replacement, which shall be accompanied by reasonable documentation supporting the basis for Mortgagor's estimate of the cost of repair or replacement.

          (b) So long as any portion of the Indebtedness is outstanding, Mortgagor shall promptly commence and diligently complete the restoration of the Mortgaged Property (i) as nearly as possible to substantially the same or better physical condition as existed immediately prior to such loss or damage, and (ii) within a reasonable time. Any restoration shall be performed in accordance with the requirements set forth in this Section 1.08 and in Section 1.10(b) hereof.

          (c) (i) In the event of damage to or destruction of the Improvements or Chattels or any part thereof, the estimated cost of repair (as reasonably estimated by Mortgagor) of which is equal to or less than One Million Dollars ($1,000,000.00), except as provided to the contrary below, any insurance proceeds actually received by Mortgagee with respect thereto shall, so long as no Event of Default has occurred that has not been cured, be immediately released by Mortgagee to Mortgagor for application to the cost of restoration.

               (ii) In the event of any damage to or destruction of the Improvements or Chattels or any part thereof, the estimated cost of repair of which exceeds One Million Dollars ($1,000,000.00), any insurance proceeds, actually paid to Mortgagor or Mortgagee shall be promptly delivered to an escrow agent or trustee experienced in administering construction loans, as reasonably chosen by Mortgagor and Mortgagee ("ESCROWEE"), and any such insurance proceeds received by Escrowee and deposited in an escrow with terms customarily found in construction loan agreements between sophisticated parties, reasonably acceptable to Mortgagor and Mortgagee ("ESCROW"), shall be applied by Escrowee
(1) first to reimburse Mortgagee for any expenses (including without limitation, any reasonable attorneys' and consultants' fees, excluding, however, any salaries paid to employees of

Mortgagee) incurred by Mortgagee in connection with the collection of such insurance proceeds, or the determination of the amount of the loss, and, except as provided to the contrary below, then (2) to Mortgagor to pay the cost of the restoration of the Improvements and Chattels pursuant to the terms of the Escrow and (3) the balance, if any, shall be payable to Mortgagor. Not more than once each month, Mortgagor shall submit to Escrowee for payment a cost breakdown of work completed to date, together with a requisition on Mortgagee's form which shall be certified by Mortgagor and its architect and shall state that (x) such work has been completed substantially in accordance with the plans and specifications reasonably approved by Mortgagee, (y) the requested amount has been paid in full or has actually been incurred and is payable, and (z) the then estimated cost of completing the restoration does not exceed the amount that Escrowee will hold pursuant to this Subsection 1.08(c) following the requested payment to Mortgagor. Disbursements by Escrowee with respect to costs of restoration shall be subject to retainages equal to the amount actually withheld or to be withheld by Mortgagor with respect to any payment made or to be made to any contractors, laborers, subcontractors, mechanics, materialmen, vendors or any other Entities with respect to such restoration, which sum shall not, in any event, be less than five percent (5%) of the total contract amount; shall be conditioned upon receipt by Escrowee of such evidence of the absence of liens as Mortgagee shall reasonably require; and may be conditioned upon such independent inspections by Mortgagee or its agents as Mortgagee may reasonably elect to make or cause to be made at Mortgagor's expense. Funds deposited in the Escrow shall be invested at the direction of Mortgagor, which direction shall be reasonably satisfactory to Mortgagee, and all interest earned thereon shall be added to the sums deposited in the Escrow.

          (d) Notwithstanding any damage or destruction to the Improvements or the Chattels or any part thereof, and regardless of the sufficiency or insufficiency of insurance proceeds made available to Mortgagor by reason thereof, Mortgagor shall continue to pay the Indebtedness and any reduction in the Indebtedness resulting from the application of any insurance proceeds to the payment of the Indebtedness by Mortgagee shall be deemed to take effect only from and after the date paid by Mortgagee in accordance with the Indenture.

          SECTION 1.09. CONDEMNATION. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise, Mortgagor shall continue to pay the Indebtedness at the time and in the manner provided for its payment in the Loan Documents and the Indebtedness shall not be reduced until any award or payment therefor shall have been applied by Mortgagor in accordance with Section 4.10 of the Indenture. Mortgagee shall not be obligated to see to the proper application of any award or payment paid over to Mortgagor, and if Mortgagee receives and retains such award or payment, it shall turn over such funds to the Mortgagor for application pursuant to Section 4.10 of the Indenture. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagor of such award or payment, Mortgagor shall apply the proceeds from the sale in accordance with Section 4.10 of the Indenture. Mortgagor shall file and prosecute its claim or claims for any such award or payment in good faith and with due diligence and cause the same to be collected and paid in accordance with Section 4.10 of the Indenture. Mortgagor hereby irrevocably authorizes and empowers Mortgagee, in the name of Mortgagor or otherwise, to collect and receive any such award or payment and to file and prosecute such claim or claims.

          SECTION 1.10. CONDITION OF PREMISES; COMPLIANCE WITH LAWS; RESTRICTIVE COVENANTS. (a) Mortgagor (i) shall maintain the Mortgaged Property and Chattels in all material respects in good condition, safe operating order and good repair, subject to ordinary wear and tear; (ii) shall not commit or suffer any intentional waste of any material portion thereof; (iii) shall observe, perform or cause to be performed all obligations arising under agreements or recorded instruments the default of which would materially adversely affect the Premises or the operation thereof; (iv) shall comply or cause to be complied with in all material respects all Requirements of Law now or hereafter relating to the Mortgaged Property or any part thereof, including, without limitation, all applicable covenants, conditions and restrictions affecting the Mortgaged Property or Chattels, and shall not suffer or permit any violation thereof by an affiliate of Mortgagor and shall from time to time promptly take such actions and make all repairs, renewals, replacements, additions and improvements in connection therewith that are necessary to comply with Mortgagor's obligations hereunder and permitted hereunder; and (v) shall comply in all material respects with all requirements of insurance policies covering the Mortgaged Property, and with all applicable orders, rules and regulations of the National Board of Fire Underwriters or any other body hereafter exercising similar functions; provided, however, that Mortgagor shall have, to the extent permitted by law, the right to contest any such Requirement of Law or insurance requirement, and to defer compliance with such Requirement of Law or insurance requirement pending the outcome of such contest, provided that (1) Mortgager conducts such contest at its own expense and in good faith and pursues such contest diligently and (2) such contest operates so as to prevent (x) any adverse effect upon the lien or security interest created hereby, (y) Mortgagee from being subject to any criminal liability, and (z) any material impairment of the insurance coverage required hereby.

          (b) Mortgagor shall have the right from time to time during the term of this Mortgage to make, at its sole cost and expense, changes and alterations in or to the Improvements, whether or not in connection with any repair or restoration required by this Mortgage, provided, however, that any such changes, alterations or restoration having a reasonably estimated value of more than one hundred and fifty thousand dollars ($150,000.00) shall be effected as follows:

          (i)  [Intentionally omitted.]

          (ii) [Intentionally omitted.]

         (iii) [Intentionally omitted.]

          (iv) Any change, alteration or restoration made by or with the approval of Mortgagor shall be performed promptly, in a good and workmanlike manner, in compliance with all Requirements of Law and in accordance with the applicable orders, rules and regulations of the National Board of Fire Underwriters or any other body hereafter exercising similar functions.

          (v) The Mortgaged Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Premises; provided, however, that in the event any lien is filed against the Premises, Mortgagor shall have thirty (30) days to satisfy such lien or provide Mortgagee with evidence reasonably satisfactory to Mortgagee that Mortgagor is diligently contesting in good faith such lien by appropriate legal proceedings.

         (vi) At all times when any change, alteration or restoration is in progress, Mortgagor shall maintain or cause to be maintained, for the mutual benefit of Mortgagor and Mortgagee, general liability insurance, in addition to the coverage required by Section 1.08 hereof, as Mortgagee shall reasonably require in order to protect Mortgagee against any potential liabilities arising out of such work that shall not be covered by the insurance required by Section 1.07. Insurance Certificates evidencing such insurance issued by the respective insurers and evidencing the payment of premiums therefor (or accompanied by other evidence satisfactory to Mortgagee of such payment), shall be delivered to Mortgagee promptly upon its request.

        (vii)  [Intentionally omitted.]

          (c) Mortgagor shall not remove, demolish or destroy, in whole or in part, any material portion of the Improvements (other than any tenant improvements) or Chattels unless the same is promptly replaced by Improvements or Chattels substantially equal or greater in quality, value, and condition to those removed, free from security interests (other than purchase money financing or other Permitted Exceptions), licenses, claims or encumbrances, including any reservations of title thereto; provided, however, if by reason of technological or other developments in the operation and maintenance of buildings of the general character of the Improvements, no replacement of Chattel(s) so removed or disposed of is necessary and desirable for the proper operation or maintenance of such Improvements, Mortgagor shall not be required to replace same.

          SECTION 1.11. ASSIGNMENT OF LEASES, RENTS, ISSUES AND PROFITS. As further security for payments of the indebtedness and performance of the obligations secured hereby, Mortgagor hereby transfers, assigns and sets over unto Mortgagee all leases, if any, now or hereafter entered into by Mortgagor with respect to all or any part of the Mortgaged Property, and all renewals, extensions, subleases or assignments thereof, and all other occupancy agreements (written or oral), by concession, license or otherwise, together with all of the rents, income, receipts, revenues, issues and profits arising therefrom, such assignment of rents, income, receipts, revenues, issues and profits to be absolute and not only collateral; provided, however, that permission is hereby given to Mortgagor, so long as no Event of Default shall have occurred and be continuing, to collect and use such rents, but not before, they become due and payable, which permission shall be suspended immediately, without the necessity of any action by Mortgagee, upon the occurrence and during the continuance of an Event of Default.

          SECTION 1.12. NO PRIOR SALE. Mortgagor has not sold, conveyed, assigned or otherwise transferred, or agreed to sell, convey, assign or otherwise transfer, to any Entity, any development, "air" or floor-area-ratio rights of Mortgagor with respect to any of the Mortgaged Property, other than as may be set forth in any of the Permitted Exceptions.

          SECTION 1.13. HAZARDOUS MATERIAL. Mortgagor has not received written notice of any violation of or noncompliance with any Environmental Law and has no knowledge of any action or other proceeding having ever been commenced or threatened against Mortgagor by any Governmental Authority involving any claim of violation of or noncompliance with any such Environmental Law with respect to the Mortgaged Property that is reasonably likely to have a material adverse effect on the Premises. Mortgagor has never caused or knowingly permitted or suffered any Hazardous Material to be placed, held, located or disposed of on, under or at the Premises, or any part thereof in any manner that could reasonably be expected to have a material adverse impact on the Premises and the Premises has never been used by Mortgagor as a dump or storage site for Hazardous Material in any manner that could reasonably be expected to have a material adverse impact on the Premises. If Mortgagee purchases the Mortgaged Property at foreclosure, takes a deed in lieu of foreclosure, operates or takes possession of the Mortgaged Property or takes other action to realize on the Mortgaged Property at any time before the Indebtedness has been repaid in full, the representations and warranties in this Section 1.13 shall continue, subject to the provisions of Section 3.22 hereof. Nothing herein shall be construed as devolving control of the Mortgaged Property or imposing owner or operator status upon Mortgagee prior to any purchase of the Mortgaged Property by Mortgagee at foreclosure or the taking of a deed in lieu of foreclosure.

          SECTION 1.14. PERMITTED TRANSFERS. (a) Mortgagor acknowledges that further encumbrance of the Mortgaged Property could significantly and materially alter, impair and reduce Mortgagee's security for the Notes. Therefore, Mortgagor hereby covenants that it shall not further mortgage, encumber or pledge the Mortgaged Property or suffer the same to occur, other than a transfer permitted hereunder or under the Indenture without the prior written consent of Mortgagee.


                                   ARTICLE II

                           EVENTS OF DEFAULT; REMEDIES

          SECTION 2.01. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall be an "EVENT OF DEFAULT":

          (a) if Mortgagor shall fail to make any payment required by this Mortgage within 30 days of date due; or

          (b)  [Intentionally omitted.]

          (c) if title to the Mortgaged Property shall be subject to any lien, charge or encumbrance other than Permitted Exceptions, and Mortgagor fails within thirty (30) days after written request by Mortgagee to discharge by bonding, title insurance or otherwise such lien, charge or encumbrance; or

          (d) if any representation or warranty contained herein shall be false or incorrect in any material and adverse respect so as to have a material adverse effect on the Mortgaged Property or an adverse effect on the security granted to Mortgagee under any of the Loan Documents on the date as of which it was or shall be made, except that an Event of Default shall be deemed to have occurred only if within thirty (30) days after written notice from Mortgagee to Mortgagor, such false or incorrect statement or the underlying cause thereof, shall not have been corrected to the satisfaction of Mortgagee; or

          (e) if an Event of Default under the Indenture shall have occurred and be continuing; or

          (f) if Mortgagor fails to keep, observe and/or perform any of the other covenants, conditions, obligations or agreements contained in this Mortgage, and such default continues for a period of thirty (30) days after written notice to Mortgagor.

          Notwithstanding anything in this Section 2.01 to the contrary, to the extent any of Mortgagor's non-monetary obligations hereunder cannot be remedied within the period of thirty (30) days after written notice thereof which has been provided for, such time period shall be extended by such additional reasonable time as may be necessary to remedy such default, provided that Mortgagor promptly commences to cure such default and diligently continues such cure and such default is in fact cured within 120 days after the original written notice thereof.

          SECTION 2.02. MORTGAGEE'S REMEDIES. At any time following the occurrence of any Event of Default (but only during the continuance thereof), Mortgagee may (but need not), as Mortgagee deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, and without impairing or otherwise affecting the other rights and remedies of Mortgagee, take any one or more of the following actions, at such times and in such order as Mortgagee shall determine in its sole discretion:

          (a) elect to accelerate the Indebtedness in accordance with the terms of the Indenture; and/or

          (b) to the extent permitted by law, enter into and upon the Premises, and each and every part thereof, and exclude Mortgagor and its agents wholly therefrom, and having and holding the same, use, operate, manage and control the Mortgaged Property and conduct the business thereof, either personally or by its superintendents, managers, agents and attorneys; at the expense of Mortgagor, maintain and restore the Premises, complete the renovation of any Improvements, and in the course of such completion make such changes in any contemplated improvements on and to the Premises as Mortgagee deems desirable; at the expense of Mortgagor, make all necessary or proper repairs, renewals and replacements, and such alterations, additions, betterments and improvements on and to the Mortgaged Property as Mortgagee may deem advisable; and exercise all rights and powers of Mortgagor with respect thereto, either in the name of Mortgagor, as Mortgagor's attorney-in-fact, or otherwise as Mortgagee shall deem best; collect and receive all rents with respect to the Mortgaged Property and every part thereof, all of which shall for all purposes constitute property of Mortgagee, and, after deducting the reasonable expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements, and amounts, necessary to pay for Impositions, insurance and other prior or proper charges upon the Mortgaged Property or any part thereof, as well as reasonable compensation for the services of Mortgagee's attorneys, consultants, contractors, and agents, apply the moneys arising as aforesaid, to the payment of the delinquency in the payment of the Indebtedness; and/or

          (c)  with or without entry, personally or by its agents or attorneys:

          (i) sell to the fullest extent permitted and pursuant to the procedures provided by law, the Mortgaged Property and all estate, right, title and interest, claim and demand therein, and right of redemption thereof, at one or more sales as an entirety or in parcels, and at such time and place, upon such terms and after such notice thereof as may be required or permitted by law; and/or

         (ii) institute proceedings for the complete or partial foreclosure of this Mortgage; and/or

        (iii) take such steps as Mortgagee shall elect to protect and enforce its rights, whether by action, suit or proceeding in equity or at law for the specific performance of any covenant, condition or agreement in any of the Loan Documents, or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the enforcement of any other appropriate legal or equitable remedy now or hereafter existing; and/or

         (iv) perform or comply with any term, covenant or condition of this Mortgage and any of the other Loan Documents that Mortgagor has failed to timely perform or comply with, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be immediately repaid by Mortgagor to Mortgagee with interest thereon at the Default Rate upon demand by Mortgagee. The necessity for any such actions and of the amounts to be paid shall be determined by Mortgagee in its reasonable discretion. Mortgagee is hereby irrevocably authorized and empowered to enter (and to authorize and empower its designees to enter) upon the Premises or any part thereof for the purpose of performing or observing any such term, covenant or condition without thereby becoming liable to Mortgagor or any person in possession holding under Mortgagor except for any loss or damage as a result of Mortgagee's willful misconduct, gross negligence or bad faith.

          SECTION 2.03. PROCEEDS. Upon any sale made under or by virtue of this Mortgage, whether made by virtue of judicial proceedings, or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof, and in lieu of paying cash therefor may make settlement for the purchase price by crediting against the Indebtedness the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage or pursuant to applicable law. The proceeds available by virtue of this Mortgage shall be applied following such sale as follows:

          First: To the payment of the reasonable costs and expenses (including the reasonable fees of Mortgagee's counsel and including those costs incurred pursuant to Section 3.07 hereof) of or incidental to such sale or any judicial proceedings wherein the same may be made, and of all expenses, liabilities, Impositions, insurance premiums and other advances reasonably necessary to (i) protect the security of this Mortgage or the Mortgaged Property, or (ii) cure defaults of Mortgagor under this Mortgage, together with interest at the Default Rate on all payments or advances made by Mortgagee on account of such expenses, liabilities, taxes, insurance premiums and other advances.

          Second: To the payment of the Indebtedness in accordance with the terms of the Indenture.

          Third: The payment of the surplus, if any, shall be distributed to Mortgagor unless otherwise prohibited by law.

          SECTION 2.04. PAYMENT OF MORTGAGOR'S EXPENSES AFTER DEFAULT. If an Event of Default shall have occurred, then, upon written demand of Mortgagee, Mortgagor shall pay to Mortgagee the reasonable costs and expenses of collection and enforcement in respect of any payment and/or obligation of Mortgagor hereunder, including reasonable compensation to Mortgagee's agents and counsel, and any other reasonable expenses incurred by Mortgagee hereunder. If Mortgagor shall fail to pay such amounts upon such demand, Mortgagee shall be entitled and empowered to institute actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may collect, in any manner provided by law, moneys adjudged or decreed to be payable, provided it is done in accordance with the provisions herein. Following the occurrence of any Event of Default and immediately upon the commencement of any action, suit or other legal proceedings by Mortgagee of any nature in aid of the enforcement of the Notes or of this Mortgage or any other Loan Document, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. Mortgagee shall be entitled to recover judgment before, after or during the pendency of any proceedings for the enforcement of the provisions of this Mortgage.

          SECTION 2.05. RECEIVERS. To the extent permitted by law, at any time after the occurrence of an Event of Default that has not yet been cured, Mortgagee shall be entitled, if it shall so elect, without the giving of notice and without regard to the adequacy or inadequacy of any security held by Mortgagee with respect to the Indebtedness, to the appointment of a receiver or receivers in respect of the Mortgaged Property. Any such receiver shall have a right to possession of the Mortgaged Property from and after his or her appointment, it being the intention of the parties hereto that this Mortgage permit such receiver to have every right and power with respect to the Mortgaged Property that is permitted by applicable law.

          SECTION 2.06. ELECTION OF REMEDIES. (a) If the Indebtedness is now or hereafter further secured by chattel mortgages, pledges, contracts, guaranties, assignments of leases, or other security, Mortgagee may at its option exercise any or all of its remedies thereunder and/or its remedies hereunder either concurrently or independently, and in such order as it may determine.

          (b) Each of the rights of Mortgagee granted and/or arising under this Mortgage shall be separate, distinct and cumulative of all other rights that Mortgagee may have at law, in equity or otherwise, and none of them shall be in exclusion of the others, and all of them are cumulative to the remedies for collection of indebtedness, enforcement of rights under mortgages, and preservation of security as provided at law. No act of Mortgagee shall be construed as an election to proceed under any one or more provisions hereof or under the Note or any other Loan Document to the exclusion of any other provision, or an election of remedies to the bar of any other remedy allowed at law or in equity.

          SECTION 2.07. WAIVER BY MORTGAGOR. Mortgagor shall not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium of law, any exemption from execution or sale of the Mortgaged Property or any part thereof, whether now or at any time hereafter in force, which may affect the covenants and terms of performance of this Mortgage. Mortgagor shall not claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property or any part thereof prior to any sale or sales thereof that may be made pursuant to any provision hereof or pursuant to the decree, judgment or order of any court of competent jurisdiction, and after any such sale or sales, Mortgagor shall not claim or exercise any right under any statute or other law heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by law, Mortgagor hereby expressly waives all benefit or advantage of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. Mortgagor, for itself and all who may claim under it, hereby waives, to the fullest extent that it lawfully may, all right to have the Mortgaged Property marshalled upon any foreclosure hereof, and any and all rights of redemption from sale under any order or decree of foreclosure of this Mortgage on its behalf and on behalf of each and every person.

          SECTION 2.08. FAIR RENTAL. Following the occurrence and continuance of any Event of Default and prior to the exclusion of Mortgagor from all or any part of the Premises, Mortgagor agrees to pay to Mortgagee the fair rental value (as such shall be determined by Mortgagee) for the use and occupancy of any portion of the Mortgaged Property that is being occupied by Mortgagor or any affiliate for such period, and, upon default of any such payment, shall vacate and surrender possession thereof to Mortgagee or to a receiver, if any, and in default thereof may be evicted by any summary action or proceeding for the recovery of possession of the Mortgaged Property for nonpayment of rent, however designated; provided, however, that any funds shall be returned to Mortgagor after such Event of Default is cured or waived.

          SECTION 2.09. MODIFICATION OF COLLATERAL AGREEMENTS. Without affecting the liability of Mortgagor or any other Entity for payment of the Indebtedness or for performance of any obligation contained herein, and without affecting the rights of Mortgagee with respect to any security not expressly released in writing, Mortgagee may, at any time and from time to time, either before or after the maturity of the Notes and without notice or consent:

          (a) make any agreement with Mortgagor extending the time or otherwise altering the terms of payment of or any part of the Indebtedness, or modifying or waiving any such obligation, or subordinating, modifying, or otherwise dealing with the lien or charge hereof;

          (b) exercise, or refrain from exercising, or waive any right Mortgagee may have;

          (c)  accept additional security of any kind; or

          (d) release or otherwise deal with any property, real or personal, securing the Indebtedness, including all or any part of the Mortgaged Property.

          SECTION 2.10. COSTS OF LITIGATION AND COLLECTION. If, following an Event of Default, this Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure and Mortgagee prevails in such suit, action or foreclosure, or if any action or proceeding shall be commenced to which Mortgagee is made a party or in which it becomes necessary, in the opinion of Mortgagee's counsel, to defend or uphold the lien of this Mortgage, all sums expended by Mortgagee, including reasonable counsel fees and disbursements, shall be paid by Mortgagor, together with interest thereon at the Default Rate from and after the rendition to Mortgagor of bills therefor through the date of payment, and, in any action or proceedings to foreclose this Mortgage, or to recover or collect the Indebtedness, the provisions of law respecting the recovery of costs, disbursements and allowances shall prevail unaffected by this covenant.

          SECTION 2.11. SECURITY AGREEMENT. This Mortgage is and is hereby deemed to be a Security Agreement under the Uniform Commercial Code (the "CODE") with respect to any and all of the Mortgaged Property that is not real property, for the purpose of creating hereby a security interest in such property, which security inter-est is hereby granted to Mortgagee as "Secured Party" (as said term is defined in the Code), securing the Indebtedness and the obligations of Mortgagor hereunder and, upon recording or registration in the real property records of the County of [Cook], State of [Illinois], shall constitute a "fixture filing" within the meaning of Sections 9-313 and 9-402 of the Code creating a perfected security interest in all fixtures now or hereafter located at the Premises. At any time following any acceleration of the Indebtedness pursuant to the provisions hereof, Mortgagee may at its discretion require Mortgagor to assemble the collateral and make it available to Mortgagee at the Premises. Mortgagee shall give Mortgagor written notice of the time and place of any public sale of any of the collateral or of the time after which any private sale or other intended disposition thereof is to be made by sending notice to Mortgagor at least twenty (20) Business Days before the time of the sale or other disposition, which provisions for notice Mortgagor hereby agrees to be reasonable.

          SECTION 2.12. SUITS WITHOUT ACCELERATION. During the continuation of any Event of Default, Mortgagee shall have the right from time to time to sue for any sums, whether interest (or any installment thereof), Impositions, penalties, or any other sums required to be paid under the terms of this Mortgage, as (or at any time after) the same become due, without regard to whether or not all of the Indebtedness shall be due on demand, and without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor, including sale under this Mortgage, or any other action, for an Event of Default by Mortgagor existing before, at or after the time such earlier action was commenced, unless Mortgagee shall have expressly and specifically accepted performance of such Event of Default by Mortgagor and shall have acknowledged such acceptance as a limitation of Mortgagee's rights under this Section 2.12.

          SECTION 2.13. REPORT OF TITLE. Mortgagee, following the occurrence of any Event of Default, may order a report of title to the Premises, and if the cost of the same shall not be paid by Mortgagor within ten (10) days following the date of demand therefor and presentation of bills with respect thereto, Mortgagee may, but shall be under no obligation to, pay the same, and Mortgagor shall reimburse Mortgagee for the cost thereof within ten (10) days after demand therefor with interest thereon from the date of demand through the date of payment at the Default Rate.

          SECTION 2.14. ADDITIONAL RIGHTS OF MORTGAGEE. (a) If there be commenced any action or proceeding that would, if decided against Mortgagor, have a material adverse effect upon the Premises or Chattels, or the title thereto or the lien of this Mortgage thereon, Mortgagee may, at its option, appear in any such action or proceeding and retain counsel therein, and take any action therein as Mortgagee deems advisable in its reasonable discretion.

          (b) Any provision of this Mortgage to the contrary notwithstanding, in cases where Mortgagee reasonably determines that an emergency exists, Mortgagee (acting through its agents or designees or otherwise) may, without prior notice, enter upon the Premises and take such action as Mortgagee deems necessary in its reasonable discretion to preserve the Mortgaged Property or Chattels or any parts thereof.


                                   ARTICLE III

                              ADDITIONAL PROVISIONS

          SECTION 3.01. BUSINESS PURPOSE. It is specifically understood and agreed that the Indebtedness is incurred solely for a business purpose and not a personal, family, household or agricultural purpose.

          SECTION 3.02. TENDER OF PAYMENT. To the extent that Mortgagee receives any funds hereunder, Mortgagee shall be entitled to apply such funds first to satisfy any obligation of Mortgagor under Section 3.07 hereof.

          SECTION 3.03. BOOKS, RECORDS, ACCOUNTS AND REPORTS. Mortgagor shall keep and maintain or shall cause to be kept and maintained, at Mortgagor's cost and expense and in accordance with sound accounting practices and principles consistently applied, proper and accurate books, records and accounts of all items of cost in connection with the construction of any improvements which are now or hereafter a portion of the Premises, and

Mortgagee and any persons authorized by Mortgagee shall have the right at all reasonable times and upon reasonable notice to inspect such books, records and accounts and to make copies thereof.

          SECTION 3.04. INSPECTION BY MORTGAGEE. Mortgagor shall permit Mortgagee and any agent or representative of Mortgagee to enter upon the Premises and inspect the Mortgaged Property and all books, contracts and records of Mortgagor relating to the Mortgaged Property at reasonable times and upon reasonable notice, until such time as the Indebtedness is repaid in full. Mortgagee shall not have any duty to make any such inspection and shall not incur any liability or obligation as a result of making or not making any such inspection, except as a result of the intentional misconduct, gross negligence or bad faith when making such an inspection of Mortgagee or its agents.

          SECTION 3.05. ESTOPPEL CERTIFICATES. Within ten (10) Business Days following the written request of either Mortgagor or Mortgagee (which may be made from time to time), Mortgagor or Mortgagee, as the case may be, shall certify to the requesting party or to any Entity designated thereby, by a duly acknowledged writing, the amount of principal and interest then owing under the Notes and secured by this Mortgage, and, if the Estoppel Certificate is requested by Mortgagee, whether any offsets or defenses exist against the Indebtedness and, if the Estoppel Certificate is requested by Mortgagor, whether any notice of default has been given by Mortgagee or, to Mortgagee's knowledge or, in the case of Mortgagor, to Mortgagor's knowledge (without any duty on the part of Mortgagee or Mortgagor to make or undertake any investigation) whether there exists any basis for such a notice. If in connection with such request the requesting party provides a statement of the amount of principal and interest then owing under the Notes and secured by this Mortgage, Mortgagor or Mortgagee, as the case may be, shall confirm such statement or dispute it in reasonable detail in the certificate to be delivered hereunder.

          SECTION 3.06. NO WAIVERS; APPROVALS. (a) Any failure by Mortgagee to insist, or election by Mortgagee not to insist, upon the strict performance of any of the terms and provisions of this Mortgage or any of the other

Loan Documents, shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure(s), shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagor hereby specifically agrees that no provision of this Mortgage can be waived by course of conduct or orally.

          (b) Except as otherwise provided herein, whenever, pursuant to this Mortgage, Mortgagee exercises any right given to it to approve or disapprove, or any document, arrangement or term is to be satisfactory to Mortgagee, the decision of Mortgagee to approve or disapprove or to decide that the document, arrangement or terms are satisfactory or not satisfactory shall be in the sole discretion of Mortgagee and shall be final and conclusive. Mortgagee shall have a reasonable period of time, unless otherwise specified, to evaluate any requests for its approval referred to herein. If Mortgagee does not approve or disapprove any matter for which consent is required hereunder within fifteen
(15) Business Days of the date such request was received by Mortgagee, Mortgagee shall be deemed to have approved such a request. As to any matter set forth herein for which Mortgagee's consent is required, Mortgagee's evaluation shall be based upon (i) whether the requested matter could materially adversely affect
(x) the operation of the Premises, or (y) the security for the Loan, or (ii) whether the matter would increase the obligations of the Mortgagor without offering a corresponding increase in benefit to Mortgagor.

          (c) If, pursuant to the terms of this Mortgage, any consent or approval by Mortgagee is not to be unreasonably withheld or is subject to a specified standard, and it is held by a court of competent jurisdiction that the consent or approval was unreasonably withheld or delayed or that such specified standard was met so that the consent or approval should have been granted, the consent or approval shall be deemed granted, and except to the extent that there has been a final judicial determination that such consent or approval was withheld in bad faith (in which case the limitations on damages set forth in this sentence shall not apply), such granting of the consent or approval shall be the exclusive remedy of

Mortgagor, and Mortgagee shall not in any event be liable for damages by reason thereof.

          SECTION 3.07. INDEMNIFICATION. Except for any loss or claim suffered by Mortgagee after Mortgagee or its agents takes possession of or title to the Premises and for any of the acts of Mortgagee or its agents which Mortgagee does while Mortgagee or its agents is either in possession of or takes title to the Premises, Mortgagor shall indemnify Mortgagee and hold Mortgagee harmless from and against any and all claims, damages, losses, liabilities, penalties and causes of action of any kind whatsoever, which Mortgagee may sustain or incur (or which may be claimed against Mortgagee) by reason of, or in connection with
(a) Mortgagee's interest in the Mortgaged Property or receipt of any rent or other sum therefrom, except to the extent that the foregoing may be sustained or incurred by reason of any sale by Mortgagee of any interest in the Loan; (b) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or the adjoining sidewalks, streets or ways, curbs, vaults and vault space, if any; (c) any use, non-use or condition of the Premises or the adjoining sidewalks, streets or ways, curbs, vaults and vault space, if any; (d) any failure on the part of Mortgagor to perform or comply with any of the terms, covenants or provisions of this Mortgage; (e) the filing of any mechanics' lien encumbering the Mortgaged Property; or (f) the inaccuracy of any representation made by Mortgagor herein. Any amounts payable to Mortgagor or Mortgagee under this Section 3.07 shall bear interest through the date of payment at the Default Rate. This Section 3.07 is in addition to and shall in no event limit any of the other indemnification provisions contained in this Mortgage.

          SECTION 3.08. LIEN UNAFFECTED BY MODIFICATIONS OF NOTES. Except as otherwise expressly provided by the Indenture, the lien of this Mortgage shall not be affected by any concession, forbearance, moratorium or release granted by Mortgagee, including, but not limited to any renewal, extension, modification, coordination, consolidation or restatement which Mortgagee may grant with respect to the Notes and/or the Indebtedness, or any surrender, compromise, release, renewal, extension, exchange or substitution which Mortgagor may grant in respect of the Mortgaged Property, or any part thereof or interest therein.

          SECTION 3.09. AUTHORITY. Mortgagor has full corporate power, authority and legal right to execute this Mortgage and to mortgage and assign the Mortgaged Property pursuant to the terms hereof and to keep and observe all of the terms of this Mortgage on Mortgagor's part to be performed, and upon the execution and delivery hereof, this Mortgage shall be binding on Mortgagor in accordance with its terms.

          SECTION 3.10. WAIVER OF NOTICE. Mortgagor shall not be entitled to any notices of any nature whatsoever from Mortgagee, except to the extent required by law or except to the extent that this Mortgage specifically and expressly provides for the giving of notice by Mortgagee to Mortgagor.

          SECTION 3.11. NO EXTENSIONS OF TIME. No extension of time for the payment of the Indebtedness or any installment thereof made by agreement with any Entity now or hereafter liable for payment of the Indebtedness shall operate to release, discharge, modify, change or affect the original liability of Mortgagor under this Mortgage or under any other Loan Document, either in whole or in part. Mortgagor shall not be entitled to any extension of the time by which Mortgagor's performance under this Mortgage or any other Loan Document is required hereunder or thereunder, subject, however, to the applicable grace periods, if any, set forth herein or therein.

          SECTION 3.12. INFORMATION. Mortgagor shall deliver to Mortgagee, promptly upon request, all such information with respect to the contracts relating to the improvement, maintenance, management and operation of the Mortgaged Property or any part thereof as Mortgagee from time to time may reasonably request.

          SECTION 3.13. INVALIDITY OF CERTAIN PROVISIONS. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under any applicable law. If any term of this Mortgage or the application thereof to any Entity or circumstances shall, to any extent, be held to be invalid or unenforceable, the remainder of this Mortgage, and the application of such term or provision to Entities or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the fullest extent permitted by law.

          SECTION 3.14   Intentionally Deleted.

          SECTION 3.15. NOTICES. (a) Mortgagor shall give notice to Mortgagee within ten (10) Business Days after Mortgagor becomes aware of the occurrence of any of the following:

          (i) Any material litigation, investigation or proceeding at any time to which Mortgagor is a party and that could reasonably be expected to have a materially adverse effect on the Mortgaged Property;

         (ii) Any litigation or proceeding affecting the Mortgaged Property or any part thereof in which the amount involved is Two Million Dollars ($2,000,000.00) or more and not fully covered by insurance excluding any deductible, or in which injunctive or similar relief is sought;

        (iii)  A materially adverse change in the Mortgaged Property;

         (iv) Any notice given to Mortgagor that alleges any material violation of or noncompliance with any Requirement of Law with respect to the Mortgaged Property (including, without limitation, any notice that alleges violation of or noncompliance with any Environmental
     Laws) that could be reasonably be expected to have a material adverse effect on the Mortgaged Property; or

         (v) Any lien relating to a claim in excess of One Million Dollars ($1,000,000.00) filed or otherwise asserted against the Mort-gaged Property, other than a lien created by any Loan Document.

          Each notice pursuant to this Section 3.15 shall be accompanied by a statement of Mortgagor setting forth details of the occurrence referred to therein and describing the action Mortgagor proposes to take with respect thereto. All notices shall be in writing and sent in the manner provided in
Section 3.15(b) hereof.

          (b) Any communications, requests or notices required or appropriate to be given under this Mortgage shall be in writing and either personally delivered, delivered by overnight courier, or mailed by certified, registered, or express mail, return receipt requested, deposited in the United States mail postage pre-paid, addressed to the party for whom the notice is intended as follows:

     To Mortgagor:       Archibald Candy Corporation
                         1137 West Jackson Boulevard
                         Chicago, Illinois  60607


     To Mortgagee:       The Bank of New York
                         101 Barclay Street - 21-West
                         New York, New York  10286




          These addresses may be changed by notice as provided herein. Notwithstanding anything to the contrary contained above, notices of default hereunder shall be given only by personal delivery or by overnight courier, addressed in the manner provided above. All notices shall be deemed to have been received on the earlier of actual receipt, or, if given by mail, four (4) Business Days following the postmark date thereof unless sent by overnight mail in which event they shall be deemed to have been received one (1) Business Day following the postmark date thereof. Any indicated copies of any notices are courtesy copies only, and failure to deliver any such copy shall not be deemed to be a failure to deliver notice to Mortgagor or Mortgagee, as the case may be. Mortgagee's attorney(s) and Mortgagor's attorney(s) are hereby authorized on behalf of their respective clients to serve any notice under this Mortgage.

          SECTION 3.16. CONSTRUCTION. In this Mortgage, unless the context otherwise requires, the terms "hereby," "hereof," "hereto," "herein," "hereunder," and any similar terms refer to this Mortgage as an entirety and not solely to the particular portion in which such word is used. Whenever reference is made herein to the "Premises" or "Mortgaged Property," such reference shall be deemed to be to "the Premises or any part thereof" or "the Mortgaged Property or any part thereof" (as the case may be), unless the context clearly requires a contrary meaning.

          SECTION 3.17. NO JOINT VENTURE. Mortgagor and Mortgagee intend that the relationship created under the Notes and under this Mortgage be solely that of debtor and creditor or mortgagor and mortgagee, as the case may be. Nothing herein or in any of the Loan Documents is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Mortgagor and Mortgagee, nor to grant Mortgagee any interest in the Mortgaged Property or the Mortgagor itself other than that of creditor or mortgagee.

          SECTION 3.18.  MISCELLANEOUS PROVISIONS.

          (a) Neither this Mortgage nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          (b) This Mortgage and the rights and duties of the parties hereto shall be governed by the laws of the State of Illinois. Any claim, action or proceeding arising out of or relating to this Mortgage may be maintained against either of the parties hereto in the courts of the State of Illinois or in any federal court in the Illinois. The parties hereto (i) irrevocably submit to the personal jurisdiction of the courts of the State of Illinois or of any federal court in the State of Illinois in any claim, action or proceeding to be brought against them, or any of them, for the enforcement of any of their duties or obligations under this Mortgage and (ii) waive any and all rights under the law of the State of Illinois or any other jurisdiction to object to the jurisdiction of the courts of the State of Illinois or the federal courts in the State of Illinois, as hereinabove set forth.

          (c) The Table of Contents and captions in this Mortgage are inserted for convenience of reference only, and in no way define, describe or limit the scope or intent of this Mortgage or any of the provisions hereof.

          (d) As used in this Mortgage, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

          SECTION 3.19. SUCCESSORS AND ASSIGNS. All covenants and agreements herein shall bind the respective successors and assigns of Mortgagor and Mortgagee, whether so expressed or not (but this provision is not intended nor shall it be construed to permit Mortgagor or Mortgagee to transfer or assign its rights and obligations hereunder or under any of the other Loan Documents except as permitted by the provisions of this Mortgage, the Notes or the other Loan Documents), and all such covenants shall inure to the benefit of Mortgagee and Mortgagor and their respective nominees, successors and assigns, whether so expressed or not.

          SECTION 3.20. RELEASE OF LIEN. If Mortgagor shall prepay or otherwise satisfy the Indebtedness in accordance with the terms of the Indenture, then and in that event all rights and obligations hereunder (except for the rights and obligations hereunder which, by their terms, shall survive) shall terminate (except that Mortgagor's obligations hereunder (if any) that are not secured by this Mortgage shall survive and be enforceable by Mortgagee at law and in equity provided Mortgagee shall have notified Mortgagor in writing at or before the time of Mortgagor's payment of any obligations of Mortgagor which Mortgagee claims are outstanding and shall survive the satisfaction of this Mortgage if not paid or performed prior thereto), and the Mortgaged Property shall become wholly released and cleared of the liens, security interests, conveyances and assignments evidenced hereby. In such event Mortgagee shall, at the request of Mortgagor, deliver to Mortgagor, in recordable form, all such documents as shall be necessary to release the Mortgaged Property from the liens, security interests, conveyances and assignments created or evidenced hereby or, at the request of Mortgagor, an assignment of this Mortgage to such person as Mortgagor shall designate in writing, provided that any such assignment shall be without recourse to Mortgagee and without any representation or warranty (express or implied) whatsoever by Mortgagee.

          SECTION 3.21. NEGOTIATED DOCUMENT. Mortgagor and Mortgagee acknowledge that the provisions and the language of this Mortgage have been negotiated and are reasonable in light of all circumstances attendant to the execution of this Mortgage, and agree that no provision of this Mortgage shall be construed against either Mortgagor or Mortgagee by reason of either Mortgagor or Mortgagee having drafted such provision or this Mortgage.

          SECTION 3.22. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, shareholder, or controlling person of Mortgagor as such, shall have any liability for any obligations of Mortgagor under the Mortgage or for any claim based on, in respect of, or by reason of such Mortgage.

          IN WITNESS WHEREOF, Mortgagor has caused this instrument to be duly executed as of the day and year first above written.

ARCHIBALD CANDY CORPORATION


                              ARCHIBALD CANDY CORPORATION

                                       By:  /s/ Ted A. Shepherd
                                            -----------------------------------
Attest:                                Its:  President and Chief
                                               Operating Officer

/s/ Donna M. Snopek
-------------------------------
Its:  Vice President - Finance
      and Accounting

                            NOTARIAL ACKNOWLEDGEMENTS


STATE OF ILLINOIS   )
                    )
COUNTY OF COOK      )


          I, /s/ Nancy A. Hanzalik, a Notary Public in and for the said County and State aforesaid, DO HEREBY CERTIFY, that Ted A. Shepherd and Donna M. Snopek, the the President and COO and V.P. Finance and Accounting
respectively of Archibald Candy Corporation, an Illinois corporation, personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such President and COO and V.P. Finance and Accounting appeared before me this day in person and acknowledged that they signed and delivered the said instrument as their own free and voluntary act and as of the free and voluntary act of said corporation, for the uses and purposes therein set forth.

          Given under my hand and notarial seal this 2nd day of July, 1997.


                                       /s/ Nancy A. Hanzalik
                                       ---------------------------------------
                                       Notary Public


THIS INSTRUMENT WAS PREPARED BY AND RECORDED COUNTERPARTS SHOULD BE RETURNED TO:
ANDREW STRASSER, SKADDEN, ARPS, 333 WEST WACKER DRIVE, 21ST FLOOR, CHICAGO, ILLINOIS 60606.

                                   SCHEDULE A

                             DESCRIPTION OF PREMISES

PARCEL 1:

LOTS 17 TO 26 INCLUSIVE IN WRIGHTS SUBDIVISION OF THE WEST 1/2 OF BLOCK 24 IN CANAL TRUSTEES SUBDIVISION OF THE WEST 1/2 AND THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN;


PARCEL 2:

THAT PART OF VACATED GARDEN STREET LYING SOUTH OF AND ADJOINING LOTS 17 TO 21 INCLUSIVE AND NORTH OF AND ADJOINING LOTS 22 TO 26 INCLUSIVE IN WRIGHTS SUBDIVISION OF THE WEST 1/2 OF BLOCK 24 IN CANAL TRUSTEES SUBDIVISION OF THE WEST 1/2 AND THE WEST 1/2 OF THE NORTH EAST 1/4 OF SECTION 17, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN;


PARCEL 3:

LOTS 7 TO 26 INCLUSIVE IN THE SUBDIVISION OF THE EAST 1/2 OF BLOCK 24 IN CANAL TRUSTEES SUBDIVISION OF THE WEST 1/2 AND THE WEST 1/2 OF THE NORTHEAST 1/4 OF
SECTION 17, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN;


PARCEL 4:

THAT PART OF VACATED GARDEN STREET LYING SOUTH OF AND ADJOINING LOTS 17 TO 21 INCLUSIVE AND NORTH OF AND ADJOINING LOTS 22 TO 26 INCLUSIVE IN SUBDIVISION OF THE EAST 1/2 OF BLOCK 24 IN CANAL TRUSTEES SUBDIVISION OF THE WEST 1/2 AND THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN;

PARCEL 5:

ALL OF THE HERETOFORE VACATED NORTH-SOUTH 20 FOOT ALLEY LYING WEST OF THE WEST LINE OF LOTS 1 TO 16, BOTH INCLUSIVE, LYING EAST OF THE EAST LINE OF LOTS 17 AND 22, LYING EAST OF THE EAST LINE OF THE 40 FOOT PUBLIC ALLEY VACATED BY DOCUMENT NUMBER 20386525, BEING A LINE DRAWN FROM THE SOUTHEAST CORNER OF LOTS 17 TO THE NORTHEAST CORNER OF LOT 22, LYING SOUTH OF A LINE DRAWN FROM THE NORTHWEST CORNER OF LOT 1 TO THE NORTHEAST CORNER OF LOT 17, AND LYING NORTH OF A LINE DRAWN FROM THE SOUTHWEST CORNER OF LOT 16 TO THE SOUTHEAST CORNER OF LOT 22 ALL IN SUBDIVISION OF THE WEST 1/2 OF BLOCK 24 IN CANAL TRUSTEE'S SUBDIVISION OF THE WEST 1/2 AND THE WEST 1/2 OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

                                    SCHEDULE A-1

                              PERMANENT INDEX NUMBERS

17-17-223-010-0000  (1 of 17)
17-17-223-011-0000  (2 of 17)
17-17-223-012-0000  (3 of 17)
17-17-223-013-0000  (4 of 17)
17-17-223-014-0000  (5 of 17)
17-17-223-015-0000  (6 of 17)
17-17-223-016-0000  (7 of 17)
17-17-223-017-0000  (8 of 17)
17-17-223-018-0000  (9 of 17)
17-17-223-019-0000  (10 of 17)
17-17-223-020-0000  (11 of 17)
17-17-223-021-0000  (12 of 17)
17-17-223-022-0000  (13 of 17)
17-17-223-023-0000  (14 of 17)
17-17-223-024-0000  (15 of 17)
17-17-223-025-0000  (16 of 17)
17-17-223-026-0000  (17 of 17)

                                   SCHEDULE B

                              Permitted Exceptions

Those certain exceptions as shown on Chicago Title Insurance Company Policy No. 1401 007669978